SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
              TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             BlackRock S&P Quality Rankings Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  40 East 52nd Street
                  New York, New York 10022

Telephone Number (including area code):

                  (212) 754-5300

Name and address of agent for service of process:

                  Anne F. Ackerley
                  40 East 52nd Street
                  New York, New York 10022

With copies of Notices and Communications to:

                  Michael K. Hoffman, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036



Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES      [X]               NO      [ ]

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 5th day of March, 2004.


[SEAL]

                                          BlackRock S&P Quality Rankings Trust
                                          (REGISTRANT)


                                          By:  /s/ Robert S. Kapito
                                               --------------------------------
                                               Robert S. Kapito
                                               President and Chief Executive
                                               Officer




Attest: /s/ Anne F. Ackerley
        ---------------------------
         Anne F. Ackerley
         Vice President